Exhibit (d)(2)

Schedule A to the Amended and Restated Investment Advisory Agreement

ETF MANAGERS TRUST

And

ETF MANAGERS GROUP, LLC

AS AMENDED DECEMBER 26, 2017

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate	Effective Date

ETFMG Prime Junior Silver ETF	0.69%	October 19, 2012
ETFMG Prime Cyber Security ETF	0.60%	October 16, 2014
ETFMG Prime Mobile Payments ETF	0.75%	June 5, 2015
ETFMG Alternative Harvest ETF	0.75%	September 10, 2015
BlueStar TA-BIGITech Israel Technology ETF	0.75%	September 10, 2015
Etho Climate Leadership U.S. ETF	0.45%	September 10, 2015
ETFMG Drone Economy Strategy ETF	0.75%	December 2, 2015
ETFMG Video Game Tech ETF	0.75%	December 2, 2015
Spirited Funds/ETFMG Whiskey & Spirits ETF	0.60%	September 30, 2016
Emerging AgroSphere ETF	0.65%	March 22, 2017
A.I. Powered Equity ETF	0.75%	September 28, 2017